                          SCHEDULE 14A INFORMATION

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                    Exchange Act of 1934 (Amendment No.  )

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[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           THERMO POWER CORPORATION
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

THERMO POWER CORPORATION
81 Wyman Street, Waltham, Massachusetts  02254-9046





                                                               February 14, 1997

Dear Stockholder:

     The enclosed Notice calls the 1997 Annual Meeting of the Stockholders of Thermo Power Corporation. I respectfully request all Stockholders attend this Meeting, if possible.

     Our Annual Report for the fiscal year ended September 28, 1996, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

     Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by Proxy.

     I would appreciate your immediate attention to the mailing of this Proxy.

                                         Yours very truly,




                                         J. TIMOTHY CORCORAN
                                         President and Chief Executive Officer

THERMO POWER CORPORATION
81 Wyman Street, Waltham, Massachusetts  02254-9046



                                                               February 14, 1997

To the Holders of the Common Stock of
  THERMO POWER CORPORATION

                            NOTICE OF ANNUAL MEETING

     The 1997 Annual Meeting of the Stockholders of Thermo Power Corporation (the "Corporation") will be held on Friday, March 21, 1997 at 10:00 a.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254. The purpose of the Meeting is to consider and take action upon the following matters:

     1.   Election of seven Directors.

     2. A proposal recommended by the Board of Directors to extend the term of the Corporation's employees' stock purchase plan to November 2, 2006.

     3. Such other business as may properly be brought before the Meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is January 30, 1997.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by Proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                              SANDRA L. LAMBERT

                              Clerk

                                PROXY STATEMENT


     The enclosed Proxy is solicited by the Board of Directors of Thermo Power Corporation (the "Corporation") for use at the 1997 Annual Meeting of the Stockholders (the "Meeting") to be held on Friday, March 21, 1997 at 10:00 a.m. at the executive offices of the Corporation, 81 Wyman Street, Waltham, Massachusetts, 02254, and any adjournment thereof. The mailing address of the executive offices of the Corporation is 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about February 18, 1997.


                               VOTING PROCEDURES


     The Board of Directors intends to present to the Meeting the election of seven Directors, constituting the entire Board of Directors, as well as one other matter: a proposal to extend the term of the Corporation's employees' stock purchase plan to November 2, 2006.


     The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.10 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.



     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors, for the management proposal, and as the individuals named as proxy holders on the pr oxy deem advisable on all other matters as may properly come before the Meeting.


     In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the management proposal to extend the term of the Corporation's employees' stock purchase plan, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on the management proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. With respect to the election of Directors and the management proposal, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Clerk of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.


     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of January 30, 1997, consisted of 12,490,647 shares of Common Stock. Only Stockholders of record at the close of business on January 30, 1997, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                -- PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Seven Directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its majority owned subsidiary, ThermoLyte Corporation, and of its parent corporation, Thermo Electron, is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation. Until his death on January 18, 1997, Mr. Paul E. Tsongas also served as a Director of the Corporation.

--------------------------------------------------------------------------------
MARSHALL J. ARMSTRONG        Mr. Armstrong, 61, has been a Director of the
                             Corporation since December 1990.  He also served
                             as the Corporation's Chairman from December 1990
                             to December 1996, its  Chief Executive Officer
                             from April 1991 to October 1996, and its President
                             from November 1992 to April 1995.  He has been a
                             Vice President of Thermo Electron since 1986. He
                             is also a Director of SatCon Technology
                             Corporation and Thermo Sentron Inc.
--------------------------------------------------------------------------------
J. TIMOTHY CORCORAN          Mr. Corcoran, 50, has been a Director of the
                             Corporation since October 1996, when he was also
                             named the Corporation's Chief Executive Officer.
                             He also serves as the Corporation's President, a
                             position he has held since April 1995.  From
                             November 1992 to April 1995, Mr. Corcoran was a
                             vice president of the Corporation, and he has been
                             president of the Corporation's FES Division since
                             June 1990.  Mr. Corcoran also serves as the
                             Chairman and Chief Executive Officer of the
                             Corporation's majority owned subsidiary,
                             ThermoLyte Corporation, since December 1996 and
                             February 1995, respectively.
--------------------------------------------------------------------------------
PETER O. CRISP               Mr. Crisp, 64, has been a Director of the
                             Corporation since 1985.   Mr. Crisp has been a
                             General Partner of Venrock Associates, a venture
                             capital investment firm, for more than five years.
                             Mr. Crisp is also a Director of American
                             Superconductor Corporation, Evans & Sutherland
                             Computer Corporation, Long Island Lighting
                             Company, Thermedics Inc., Thermo Electron,
                             ThermoTrex Corporation and United States Trust
                             Corporation.
--------------------------------------------------------------------------------
JOHN N. HATSOPOULOS          Mr. Hatsopoulos, 62, has been a Director of the
                             Corporation since 1990 and its Vice President and
                             Chief Financial Officer since 1988. Mr.
                             Hatsopoulos has been the President of Thermo
                             Electron since January 1, 1997, and its Chief
                             Financial Officer since 1988.  Prior to being
                             named President of Thermo Electron, Mr.
                             Hatsopoulos served as an Executive Vice President,
                             a position he had held  since 1986. Mr.
                             Hatsopoulos is also a director of Thermedics Inc.,
                             Thermo Ecotek Corporation, Thermo Fibergen Inc.,
                             Thermo Fibertek Inc., Thermo Instrument Systems
                             Inc., Thermo TerraTech Inc. and ThermoTrex
                             Corporation.
--------------------------------------------------------------------------------
ROBERT C. HOWARD             Mr. Howard, 66, has been a Director of the
                             Corporation since its inception. Mr. Howard was
                             an Executive Vice President of Thermo Electron
                             from 1986 until his retirement in January 1997. He
                             is currently a consultant to Thermo Electron. He
                             is also a Director of Thermedics Inc., Thermo
                             Cardiosystems Inc.,  ThermoLase Corporation,
                             ThermoTrex Corporation and Trex Medical
                             Corporation.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DONALD E. NOBLE              Mr. Noble, 82, has been a Director of the
                             Corporation since 1990.  For more than 20 years,
                             from 1959 to 1980, Mr. Noble served as the chief
                             executive officer of Rubbermaid Incorporated,
                             first with the title of president and then as
                             Chairman of the Board.  Mr. Noble is also a
                             Director of Thermo Electron, Thermo Fibertek Inc.,
                             Thermo Sentron Inc. and Thermo TerraTech Inc.
--------------------------------------------------------------------------------
ARVIN H. SMITH               Mr. Smith, 66, has been a Director and Chairman of
                             the Board of the Corporation since December 1996.
                             Mr. Smith has been an Executive Vice President of
                             Thermo Electron since 1991 and a senior vice
                             president of that company from 1986 to 1991.  He
                             is also the president and the chief executive
                             officer of Thermo Instrument Systems Inc., a
                             majority owned subsidiary of Thermo Electron,
                             positions he has held since 1986.  Mr. Smith is
                             also a Director of Thermedics Inc., Thermo
                             BioAnalysis Corporation, Thermo Instrument Systems
                             Inc., Thermo Optek Corporation, ThermoQuest
                             Corporation and ThermoSpectra Corporation.
--------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS


     The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Mr. Noble (Chairman) and Mr. Crisp. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Crisp (Chairman) and Mr. Noble. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met four times, the Audit Committee met twice and the Human Resources Committee met four times during fiscal 1996. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during the fiscal year, except Mr. J. Hatsopoulos. Mr. Hatsopoulos also serves as the Chief Financial Officer of Thermo Electron and its majority owned subsidiaries, including the Corporation, and his duties require him to travel extensively on company business.

COMPENSATION OF DIRECTORS

     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside Directors") receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of
the Board of Directors.   Payment of outside Directors' fees is made quarterly.
Mr. Armstrong, Mr. Corcoran, Mr. J. Hatsopoulos and Mr. Smith are all employees of Thermo Electron and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings.

     DEFERRED COMPENSATION PLAN FOR DIRECTORS

     Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Amounts so deferred are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 50,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of December 28, 1996,
deferred units equal to 23,898.68 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     DIRECTORS STOCK OPTION PLAN

     In 1991, the Corporation adopted a directors stock option plan (the "Directors Plan"), which was amended in 1995. The Directors Plan provides for the grant of stock options to purchase shares of Common Stock to outside Directors as additional compensation for their service as Directors. Under the Directors Plan, outside Directors are automatically granted options to purchase 1,000 shares of the Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.


     Pursuant to the Directors Plan, outside Directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.


     In addition, under the Directors Plan, outside Directors are automatically granted options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act 1934, as amended (''Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the Director ceases to serve as a Director of the Corporation or another Thermo Electron company. In the event of
Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years.


     The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. An aggregate of 25,000 shares of Common Stock has been reserved for issuance under the Directors Plan.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During fiscal 1996, the Human Resources Committee of the Board of Directors (the "Committee") established a stock holding policy for Directors. The stock holding policy requires each Director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1996, which is described in the Committee Report on Executive Compensation - Stock Ownership Policies.


     In addition, the Committee adopted a policy requiring Directors to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options. Under this policy, Directors are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in the Committee Report on Executive Compensation - Stock Ownership Policies.

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron and ThermoLyte Corporation, a majority-owned subsidiary of the Corporation, as of December 28, 1996, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director,
(iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and current executive officers as a group.


     While certain Directors and executive officers of the Corporation are also Directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                            THERMO POWER    Thermo Electron     THERMOLYTE
            NAME (1)                       CORPORATION (2)  Corporation (3)   Corporation (4)
           ---------                       ---------------  ----------------  ---------------
Thermo Electron Corporation (5)..........     8,026,606              N/A              N/A
Marshall J. Armstrong....................       168,540          166,524            2,500
J. Timothy Corcoran......................       139,434           67,460                0
Peter O. Crisp (6).......................        34,161           98,904          100,000
John N. Hatsopoulos......................        40,753          556,768                0
Robert C. Howard.........................        68,281          194,493            2,500
Chester G. Janssens......................        89,324           61,732                0
Donald E. Noble..........................        20,472           54,701            1,000
Arvin H. Smith...........................         7,969          513,038                0
All Directors and current executive
officers as a group (8 persons)..........       494,980        1,796,886          106,000

(1) Except as reflected in the footnotes to this table, shares of Common Stock of the Corporation and of the common stock of Thermo Electron and ThermoLyte Corporation beneficially owned consist of shares owned by the indicated person, and all share ownership includes sole voting and investment power.


(2) Shares of the Common Stock beneficially owned by each Director and executive officer and by all Directors and executive officers as a group exclude 8,026,606 shares beneficially owned by Thermo Electron, as to which shares each Director and executive officer and all members of such group disclaim beneficial ownership. Shares beneficially owned by Mr. Armstrong, Mr. Corcoran, Mr. Crisp, Mr. J. Hatsopoulos, Mr. Howard, Mr. Janssens, Mr. Noble and all Directors and executive officers as a group include 165,000, 135,500, 6,600, 40,000, 40,000, 81,650, 7,200 and 403,300 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Crisp, Mr. Noble and all Directors and executive officers as a group include 9,468, 5,847 and 15,315 full shares, respectively, that had been allocated through December 28, 1996, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Armstrong include 1,120 shares held by Mr. Armstrong's spouse. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of December 28, 1996, other than Mr. Armstrong, who beneficially owned 1.3%, and Mr. Corcoran, who beneficially owned 1.1%, of the Common Stock outstanding as of such date; all Directors and executive officers as a group beneficially owned 3.8% of the Common Stock outstanding as of such date.

(3) The shares of common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock distributed in June 1996 in the form of a 50% stock dividend. Shares beneficially owned by Mr. Armstrong, Mr. Corcoran, Mr. Crisp, Mr. J. Hatsopoulos, Mr. Howard, Mr. Janssens, Mr. Noble, Mr. Smith and all Directors and executive officers as a group include 111,374, 62,174, 9,375, 429,685, 47,361, 26,359, 9,375, 222,411 and
     989,329 shares, respectively, that such person or group has the right to acquire within 60 days of December 28, 1996 through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Armstrong, Mr. J. Hatsopoulos, Mr. Howard, Mr. Smith and all Directors and executive officers as a group include 2,496, 1,934, 3,040, 1,717 and 10,511 full shares, respectively, allocated to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were, as of December 28, 1996, executive officers of Thermo Electron. Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Mr. Noble and all Directors and executive officers as a group include 44,885, 41,911 and 86,796 full shares, respectively, allocated through December 28, 1996 to their respective accounts maintained pursuant to Thermo Electron's deferred compensation plan for directors. As of December 28, 1996, no director or executive officer beneficially owned more than 1% of Thermo Electron common stock outstanding as of such date; all directors and executive officers as a group beneficially owned approximately 1.2% of the Thermo Electron common stock outstanding as of December 28, 1996.


(4) As to Mr. Crisp, represents shares held by entities affiliated with Venrock Associates. Mr. Crisp is a general and limited partner of Venrock Associates and, therefore, may be deemed to beneficially own the shares owned by such entities. Mr. Crisp disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein arising from his general and limited partnership interests in Venrock Associates. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding of ThermoLyte as of December 28, 1996; all Directors and executive officers as a group beneficially owned less than 1% of the outstanding common stock as of such date.


(5) Thermo Electron owned 64.3% of the Common Stock outstanding as of December 28, 1996. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046. As of December 28, 1996, Thermo Electron had the power to elect all of the members of the Corporation's Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1996, except in the following instances. Mr. Corcoran amended his Form 5 for fiscal 1996 to report a gift of shares. Thermo Electron filed two Forms 4 late, reporting two transactions.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and two other most highly compensated executive officers for the last three fiscal years (the "named executive officers"). No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.


     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services

Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.


                                                    Summary Compensation Table
-------------------------------------------------------------------------------------------------------------------
                                                                                   LONG TERM
                                                                                 COMPENSATION
                                                   ANNUAL COMPENSATION   -----------------------------
                                                           (1)                    SECURITIES
                                                  ---------------------      UNDERLYING  OPTIONS
           NAME AND PRINCIPAL             FISCAL                             (NO. OF SHARES AND            ALL OTHER
                POSITION                   YEAR     SALARY      BONUS            COMPANY) (2)           COMPENSATION (3)
----------------------------------------  ------  ----------  ---------  -----------------------------  ----------------
Marshall J. Armstrong (4)                   1996    $ 70,162    $27,300             $ 30,000 (TLT)        $ 6,750
 Former Chief Executive Officer
                                            1995    $ 97,800    $60,000                  --               $ 7,931
                                            1994    $ 85,350    $75,600              125,000 (THP)        $10,557
------------------------------------------------------------------------------------------------------------------------
J. Timothy Corcoran (5)                     1996    $159,010    $52,000               40,000  (TLT)       $ 6,750
 President and Chief Executive Officer                                                   600  (TMO)
                                                                                       2,000  (TBA)
                                                                                       2,000  (TFG)
                                                                                       6,000  (TOC)
                                                                                       6,000  (TMQ)
                                                                                       2,000  (TSR)
                                                                                       4,000  (TXM)
                                            1995    $145,507    $85,000               15,000  (THP)       $ 6,750
                                                                                      45,600  (TMO)
                                            1994    $129,000    $75,000               80,500  (THP)       $ 6,643
                                                                                       5,850  (TMO)

-----------------------------------------------------------------------------------------------------------------------
Chester G. Janssens (6)                     1996    $130,373    $     0                3,000  (TLT)       $ 5,551
 Vice President; President,  Crusader
  Engines Division
                                                                                       3,750  (TMO)
                                            1995    $145,125    $15,000               12,000  (THP)       $ 7,365
                                                                                       3,600  (TMO)
                                            1994    $140,000    $35,000               29,650  (THP)       $ 6,722
                                                                                       6,187  (TMO)
-----------------------------------------------------------------------------------------------------------------------

(1) Annual compensation for executive officers generally is reviewed and determined on a calendar year basis, even though the Corporation's fiscal year ends in September. The salary data presented here has been adjusted to reflect salary paid during the Corporation's fiscal year, while the bonus represents the bonus paid for performance during the calendar year in which the Corporation's fiscal year-end occurred. Bonuses have not yet been determined for calendar 1996; therefore, the bonus amounts shown for fiscal 1996 are estimates.

(2) Mr. Armstrong has served as a vice president of Thermo Electron since 1986 and has been granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation from time to time by Thermo Electron or its other subsidiaries. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation. In addition to receiving options to purchase Common Stock (designated in the table as THP), and the Corporation's majority owned subsidiary ThermoLyte Corporation (designated in the table as TLT), the named executive officers have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), and Trex Medical Corporation (designated in the table as TXM). The shares of common stock of Thermo Electron shown in the table reflect a three-for-two stock split distributed in June 1996 in the form of a 50% stock dividend.

(3) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(4) Mr. Armstrong served as the Corporation's chief executive officer until October 1, 1996. He is also a vice president and full-time employee of Thermo Electron, but during his tenure as the Corporation's Chief Executive Officer he devoted such time to the affairs of the Corporation as the Corporation's needs reasonably required. The annual cash compensation (salary and bonus) reported in the table for Mr. Armstrong represents the amount allocated and paid by the Corporation for Mr. Armstrong's services as its chief executive officer. For calendar 1996, 1995 and 1994, the Corporation was allocated approximately 35%, 60% and 60%, respectively, of Mr. Armstrong's annual cash compensation.

(5) Mr. Corcoran was appointed president of the Corporation effective April 1, 1995 and its chief executive officer effective as of October 1, 1996. Prior to April 1995, he served as a vice president of the Corporation.

(6) On July 1, 1996, Mr. Janssens resigned his responsibilities as a vice president and executive officer of the Corporation. He continues to be employed on a part-time basis by the Corporation and its parent company, Thermo Electron. Mr. Janssens will be paid approximately $75,000 per year under this arrangement.

STOCK OPTIONS GRANTED DURING FISCAL 1996

     The following table sets forth information concerning individual grants of stock options made by the Corporation and the other Thermo Electron companies during fiscal 1996 to the named executive officers in their capacities as officers of the Corporation. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1996.



     Mr. Armstrong has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries from time to time as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation. Accordingly, options granted by Thermo Electron companies other than the Corporation and its subsidiaries have not been reported in the table.

                          OPTION GRANTS IN FISCAL 1996


                                              PERCENT OF
                                                 TOTAL
                                                OPTIONS                                 POTENTIAL REALIZABLE
                              NUMBER OF       GRANTED TO        EXERCISE                  VALUE AT ASSUMED
                             SECURITIES        EMPLOYEES         PRICE                 ANNUAL RATES OF STOCK
                         UNDERLYING OPTIONS    IN FISCAL          PER     EXPIRATION   PRICE APPRECIATION FOR
         NAME                GRANTED (1)         YEAR            SHARE       DATE         OPTION TERM (2)
-----------------------  -------------------  -----------       --------  ----------  ------------------------
                                                                                            5%          10%
                                                                                         --------    --------
Marshall J. Armstrong        30,000  (TLT)          23.6%         $10.00      2/9/08     $238,800    $641,400
-------------------------------------------------------------------------------------------------------------
J. Timothy Corcoran          40,000  (TLT)          31.5%         $10.00      2/9/08     $318,400    $855,200
                                600  (TMO)          0.04%  (3)    $42.79     5/22/99     $  4,044    $  8,496
                              2,000  (TBA)           0.2%  (3)    $10.00     3/11/08     $ 15,920    $ 42,760
                              2,000  (TFG)           0.4%  (3)    $10.00     9/12/08     $ 15,920    $ 42,760
                              6,000  (TOC)           0.2%  (3)    $12.00      4/9/08     $ 57,300    $153,960
                              6,000  (TMQ)           0.2%  (3)    $13.00     3/11/08     $ 62,100    $166,800
                              2,000  (TSR)           0.4%  (3)    $14.00     3/11/08     $ 22,280    $ 59,880
                              4,000  (TXM)           0.2%  (3)    $11.00     3/11/08     $ 35,000    $ 94,080
-------------------------------------------------------------------------------------------------------------
Chester G. Janssens           3,000  (TLT)           0.9%  (3)    $10.00      2/9/99     $  4,740    $  9,300
                              3,750  (TMO)           0.2%  (3)    $42.79     5/22/99     $ 25,275    $ 53,100
-------------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year except options to purchase shares of the Corporation's majority owned subsidiary, ThermoLyte Corporation (designated in the table as TLT), which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the Corporation or another Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies that are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The options to purchase shares of the common stock of ThermoLyte Corporation granted to Mr. Janssens have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's' continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its public subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1996 AND FISCAL YEAR-END VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1996 and outstanding stock options of the Thermo Electron companies held at the end of fiscal 1996 by the named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1996.


   AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996 YEAR-END OPTION
                                     VALUES

---------------------------------------------------------------------------------------------------------------
                                                                      NO. OF UNEXERCISED
                                                   SHARES             OPTIONS AT FISCAL        VALUE OF
                                                  ACQUIRED                 YEAR-END          UNEXERCISED
                                                     ON      VALUE      (EXERCISABLE/        IN-THE-MONEY
           NAME                    COMPANY        EXERCISE  REALIZED  UNEXERCISABLE) (1)       OPTIONS
---------------------------  -------------------  --------  --------  ------------------  ------------------
Marshall J.                   Thermo Power             --        --        165,000 /0          $50,000 /--
    Armstrong............     ThermoLyte               --        --              0 /30,000          00 / $0 (4)
---------------------------------------------------------------------------------------------------------------
J. Timothy Corcoran......     Thermo Power             --        --        135,000 /0         $100,450 /--
                              ThermoLyte               --        --              0 /40,000          -- /  $0 (4)
                              Thermo Electron (3)    6,748   $159,644       62,174 /0       $1,292,716 /--
                              Thermo BioAnalysis       --        --          2,000 /0           $7,750 /--
                              Thermo Fibergen          --        --          2,000 /0           $5,250 /--
                              Thermo Optek             --        --          6,000 /0          $18,000 /--
                              ThermoQuest              --        --          6,000 /0           $3,000 /--
                              Thermo Sentron           --        --          2,000 /0               $0 /--
                              Trex Medical             --        --          4,000 /0          $37,000 /--
---------------------------------------------------------------------------------------------------------------
Chester G. Janssens......     Thermo Power             --        --         81,650 /0          $18,460 /--
                              ThermoLyte               --        --              0 /3,000           -- / $0 (4)
                              Thermo Electron        3,037    $81,361       26,359 /0         $559,113 /--
                              Thermo Ecotek            --        --          4,500 /0          $50,252 /--
                              Thermo Fibertek          --        --          4,500 /0          $45,563 /--
                              ThermoTrex               --        --            900 /0          $28,508 /--
---------------------------------------------------------------------------------------------------------------

(1) The shares of common stock shown in the table have been adjusted to reflect three-for-two stock splits, each in the form of a 50% stock dividend, distributed by Thermo Electron in June 1996, by Thermo Ecotek in October 1996 and by Thermo Fibertek in June 1996. All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of fiscal year-end, except the options to purchase shares of the common stock of the Corporation's majority owned subsidiary, ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. For publicly traded companies, the repurchase rights generally lapse ratably over a five-to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. The options to purchase common stock of ThermoLyte Corporation granted to Mr. Janssens have a three-year term, and the repurchase rights lapse in their entirety on the second anniversary of the grant date. Certain options granted as a part of Thermo Electron's stock option program have three-year terms, and the repurchase rights lapse in their entirety on the second anniversary of the grant date.

(2) As an executive officer of Thermo Electron, Mr. Armstrong also holds unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation and ThermoLyte. These options are not reported here as they were granted as compensation for services to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

(3) Options to purchase 45,000 shares of the common stock of Thermo Electron granted to Mr. Corcoran are subject to the same terms described in footnote
     (1), except that the repurchase rights of Thermo Electron generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of Thermo Electron shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(4) No public market existed for the shares as of December 28, 1996. Accordingly, no value in excess of the exercise price has been attributed to those options.

SEVERANCE AGREEMENTS

     In 1988, Thermo Electron entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the Board of Directors of Thermo Electron, (ii) the failure of the Board of Directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the Board of Directors, to be constituted of a majority of directors holding office prior to such event or
(iii) any other event that the Board of Directors of Thermo Electron determines
constitutes an effective change of control of Thermo Electron.   Each of the
recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance (as defined below) equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the qualifying severance. A qualifying severance exists (i) if the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have been payable under these agreements as of September 28, 1996, Mr. Armstrong would have received approximately $290,000.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for ex ecutives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.


     The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.


     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the peer group index, the Dow Jones Industrial Diversified Industry Group Index.


     Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.


     Because the compensation practices of the Corporation are guided by the policies of its parent corporation, cash compensation reviews are conducted on a calendar-year basis in order to coincide with the compensation reviews conducted by the human resources committee of Thermo Electron. Thermo Electron operates on a fiscal year that ends on the Saturday nearest December 31.


     The process for determining each of these elements for the Corporation's officers is outlined below.

     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in calendar 1996 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1996 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.


     The estimated bonuses for named executive officers approved by the Committee with respect to calendar 1996 performance did not exceed the median potential bonus.

     STOCK OPTION PROGRAM

     The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incent ive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.


     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent corporation, Thermo Electron, its subsidiary, ThermoLyte, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.


     In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a Black-Scholes option-pricing model.) As a guideline, the Committee strives to maintain the aggregate amount of net awards to all employees over a five-year period below 12% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.


     Awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the common stock of the Corporation's parent company, Thermo Electron, were determined by the human resources committee of the board of directors of that company using a similar analysis.

STOCK OWNERSHIP POLICIES

     During fiscal 1996, the Committee established a stock holding policy for executive officers of the Corporation. The stock holding policy specifies an appropriate level of ownership of the Corporation's Common Stock as a multiple of the officer's compensation. For the chief executive officer, the multiple is
1.5 times his base salary and reference bonus for the calendar year. For all other executive officers, the multiple is one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period.


     In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid ratably to the Corporation over a five-year period. No such loans are currently outstanding under the plan.


     The Committee also adopted a policy requiring its executive officers to hold a certain number of shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based." The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further actions necessary in order to comply with Section 162 (m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

FISCAL 1996 CEO COMPENSATION

     Cash compensation for Mr. Marshall J. Armstrong, the Corporation's chief executive officer in fiscal 1996, was reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as a vice president of Thermo Electron, the Corporation's parent company. Each committee evaluated Mr. Armstrong's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Armstrong was evaluated on his performance related to the Corporation, as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviewed the analysis and determinations of the Thermo Electron committee, made an independent assessment of Mr. Armstrong's performance as it related to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agreed to an appropriate allocation of Mr. Armstrong's compensation to be paid by the Corporation. The amount of Mr. Armstrong's annual cash compensation allocated to the Corporation is reported in the Summary Compensation Table.


     In December 1995, the Committee conducted its review of Mr. Armstrong's proposed salary for calendar 1996. The Committee concurred in the recommendation made by the Thermo Electron committee and agreed to an allocation of 35% of Mr. Armstrong's salary in calendar 1996 for his services as the Corporation's chief executive officer. In December 1996, the Committee conducted its review of Mr. Armstrong's proposed bonus for calendar 1996 performance. The Committee concurred in the recommendation made by the Thermo Electron commmittee and agreed to an allocation of 35% of Mr. Armstrong's bonus for calendar 1996 to the Corporation.


     In September 1996, the Board of Directors appointed Mr. J. Timothy Corcoran the Corporation's chief executive officer effective as of October 1, 1996. In December 1996, the Committee conducted its review of Mr. Corcoran's salary for calendar 1997 and bonus for calendar 1996 performance, using criteria similar to that used for other officers of the Corporation. In determining Mr. Corcoran's compensation as reported, the Committee considered, among other factors, the Corporation's recent operating performance, efforts to reduce costs of certain operating units and restructuring of the Corporation's management team.


                         Mr. Peter O. Crisp (Chairman)
                              Mr. Donald E. Noble

                         COMPARATIVE PERFORMANCE GRAPH


     The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Industrial Diversified Industry Group Index.


      COMPARISON OF 1991-1996 TOTAL RETURN AMONG THERMO POWER CORPORATION,
             THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND THE
             DOW JONES INDUSTRIAL DIVERSIFIED INDUSTRY GROUP INDEX.



         9/27/91  9/26/92  10/1/93  9/30/94  9/30/95  9/28/96
-------------------------------------------------------------
THP       100       86      115       103      179     107
-------------------------------------------------------------
AMEX      100      101      123       123      146     152
-------------------------------------------------------------
DJIDD     100      109      160       118      195     246
-------------------------------------------------------------

     The total return for the Corporation's Common Stock (THP), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Industrial Diversified Industry Group Index (DJIDD) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "THP."

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. The Corporation has created ThermoLyte Corporation ("ThermoLyte") as a majority-owned subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")



     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries has adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.



     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.


     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.


     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "S ervices Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.2% of the Corporation's revenues for these services in calendar 1995. Beginning January 1, 1996, the fee was reduced to 1% of the Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1996, Thermo Electron assessed the Corporation $1,262,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time, the Corporation may transact business with other companies in the Thermo Group. During fiscal 1996 these transactions included the following:


     During fiscal 1996, FES International Limited, a wholly owned subsidiary of Thermo Electron, purchased a total of $104,000 of refrigeration systems from FES, a division of the Corporation.


     As of September 28, 1996, $28,399,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, government and agency securities, money market funds, certificates of deposit and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.


     The Corporation leases an office and laboratory facility from Thermo Electron under an agreement expiring in September 1997. The rental payments made to Thermo Electron, net of sublease income, during fiscal 1996 were $170,000.


     The Corporation, through its ThermoLyte Corporation subsidiary, acquired the thermoelectric cooling module business of ThermoTrex Corporation, a majority owned subsidiary of Thermo Electron, for $860,000 which was the net book value of the business acquired.


     The Corporation provides contract administration and other services and data processing services to certain companies affiliated with Thermo Electron, which are charged based on actual usage. For these services, the Corporation charged $167,000 in fiscal 1996 to such companies.

STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a Stock Holding Assistance Plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. No such loans are currently outstanding under the plan.

                                 --PROPOSAL 2--

       PROPOSAL TO EXTEND THE TERM OF THE EMPLOYEES' STOCK PURCHASE PLAN

     The Board of Directors has recommended that the Stockholders approve an amendment to the Corporation's employees' stock purchase plan (the "Stock Purchase Plan") that would extend the term of the plan for an additional ten years to November 2, 2006. The material features of the Stock Purchase Plan are described below. If the plan amendment is not approved by the Stockholders at this meeting, the Stock Purchase Plan will expire on November 1, 1997. The Board of Directors believes that the Stock Purchase Plan is an important incentive in attracting and retaining key personnel, in motivating individuals to contribute significantly to the Co rporation's future growth and success, and in aligning the long-term interest of these individuals with those of the Corporation's Stockholders. For these reasons, the Board of Directors has acted to continue the plan and is recommending the extension to the Stockholders for approval. The following is a summary of the terms of the Stock Purchase Plan.

SUMMARY OF THE STOCK PURCHASE PLAN

     PARTICIPATION; ADMINISTRATION

     All full-time employees and part-time employees working at least 20 hours per week and who have been employed for at least six months by the Corporation are eligible to participate in the Stock Purchase Plan, unless they own more than 5% of the Common Stock of the Corporation. For purposes of determining the term of employment, employees are credited with years of continued employment with Thermo Electron or its other subsidiaries immediately prior to joining the Corporation. Options to purchase shares of Common Stock of the Corporation may be granted from time to time at the discretion of the Board of Directors, which also determines the date upon which such options are exercisable. The number of employees potentially eligible to participate in the Stock Purchase Plan is approximately 550 persons.

     CONTRIBUTIONS

     A participating comployee may purchase stock only through payroll deductions, which may not exceed 10% of the employee's gross salary or wages during the year. Employees are allowed to decrease, but not increase the percentage of wages contributed once during the plan year. An employee may suspend his or her contributions, but then is not permitted to contribute again for the remainder of the plan year.

     TERMS OF OPTIONS

     The exercise price is fixed on the grant date at the start of the plan year and is 95% of the fair market value for such stock on such date. On the exercise date, participants may elect to use their accumulated payroll deductions to purchase shares at the exercise price. Participants must agree not to resell the shares so purchased for a period of six months following the exercise date. The options are nontransferable, and except in the case of death of the employee, may not be exercised if the employee is not still employed by the Corporation at the exercise date. If an employee dies, his or her beneficiary may withdraw the accumulated payroll deduction or use such deductions to purchase shares on the exercise date. A participant may elect to discontinue participation at any time prior to the exercise date and to have his or her accumulated payroll deduction refunded together with interest on such amount as fixed by the Board of Directors from time to time.

     SHARES SUBJECT TO THE STOCK PURCHASE PLAN

     The number of shares that are currently available for issuance under the Stock Purchase Plan is 105,911 shares of the Corporation's Common Stock, subject to adjustment for stock splits and similar events. The proceeds received by the Corporation from the exercise of options granted under the Stock Purchase Plan will be used for the general purposes of the Corporation. Shares issued under the Stock Purchase Plan may be authorized but unissued or shares reacquired by the Corporation and held in its treasury.

     AMENDMENT AND TERMINATION

     The Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may at any time or times amend or review the Stock Purchase Plan for any purpose which may be permitted by law, or may at any time terminate the Stock Purchase Plan, provided that no amendment that is not approved by the Stockholders shall be effective if it would cause the Stock Purchase Plan to fail to satisfy the requirements of Rule 16b-3 (or any successor rule) of the Securities Exchange Act of 1934, as amended. No amendment of the Stock Purchase Plan may adversely affect the rights of any recipient of any option previously purchased without such recipient's consent.

     TERM OF THE STOCK PURCHASE PLAN

     The Stock Purchase Plan will expire on November 2, 2006, provided that the extension of the term of the Stock Purchase Plan is approved by the Stockholders at this Meeting.

FEDERAL INCOME TAX ASPECTS

     Federal income tax is not imposed upon an employee in the year an option is granted or the year the shares are purchased pursuant to the exercise of the option granted under the Stock Purchase Plan. Federal income tax generally is imposed upon an employee when he or she sells or otherwise dispose of the shares acquired pursuant to the Stock Purchase Plan. When an employee sells or disposes of the shares, if such sale or disposition occurs more than two years from the grant date and more than one year from the exercise date, then Federal income tax assessed at ordinary rates will be imposed upon the amount by which the fair market value of the shares on the date of grant or disposition, whichever is less, exceeds the amount paid for the shares. In addition, the difference between the amount received by the employee at the time of sale and employee's tax basis in the shares, which is equal to the amount paid on exercise of the option plus the amount recognized as ordinary income, will be recognized as a capital gain or loss. The Corporation will not be allowed a deduction under these circumstances for Federal income tax purposes. If the employee sells or disposes of the shares sooner than two years from the grant date or one year from the exercise date, then the employee's entire gain (the difference between the fair market value at disposition and the amount paid for the shares) will be taxed as ordinary income, and the Corporation would be entitled to a deduction equal to that amount.


     The closing price per share on the American Stock Exchange of the Common Stock on February 10, 1997 was $7.675.

RECOMMENDATION

     The Board of Directors believes that the extension of the term of the Stock Purchase Plan is important for the Corporation to attract and retain key employees and to be able to continue to offer them the opportunity to participate in the ownership and growth of the Corporation through an employees stock purchase plan. In addition, the Board of Directors believes the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote FOR the approval of the extension of the term of the Stock Purchase Plan. Thermo Electron, which owned of record approximately 64% of the outstanding voting stock of the Corporation on January 30, 1997, has indicated its intention to vote for the proposal.

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     The affirmative vote of a majority of the Common Stock present and entitled to vote on this proposal is required to approve the extension of the term of the Stock Purchase Plan. The Board of Directors believe that the extension of the Stock Purchase Plan is in the best interest of the Corporation and its Stockholders and recommends that you vote FOR the extension of the Stock Purchase Plan.

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                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1997. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1985. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside Directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the Proxy holders to vote shares represented by the Proxies in the discretion of such Proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1997 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than October 20, 1997.

                             SOLICITATION STATEMENT

     The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Waltham, Massachusetts

February 14, 1997

                                 FORM OF PROXY

                            THERMO POWER CORPORATION

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 21, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints J. Timothy Corcoran, John N. Hatsopoulos and Jonathan W. Painter, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Power Corporation, a Delaware corporation (the "Company"), to be held on Friday, March 21, 1997, at 10:00 a.m. at the executive offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts 02254, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on January 30, 1997, with all of the powers the undersigned would possess if personally present at such meeting:

           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

          Please mark your
[x]       votes as in this
          example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [ ]          WITHHELD  [ ]

______________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

NOMINEES: Marshall J. Armstrong, Peter O. Crisp, J. Timothy Corcoran, John N. Hatsopoulos, Robert C. Howard, Donald E. Noble and Arvin H. Smith.

                                               FOR       AGAINST    ABSTAIN

2.   Approve extension of the Corporation's    [   ]    [   ]       [  ]
     employee stock purchase plan for another ten years to November 2, 2006


3. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.